Exhibit 99.2
CONSENT OF RBC CAPITAL MARKETS, LLC
November 21, 2011
The Board of Directors
Toreador Resources Corporation
5 rue Scribe
75009 Paris, France
Re: Amendment No. 1 to the Registration Statement on Form S-4 of ZaZa Energy Corporation
Members of the Board:
We hereby consent to the use in Amendment No. 1 to the Registration Statement of ZaZa Energy Corporation on Form S-4 (the “Registration Statement”) and in the proxy statement/prospectus of Toreador Resources Corporation, which is part of the Registration Statement, of our opinion dated August 9, 2011 appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY — Opinion of Toreador’s Financial Advisor,” “THE TRANSACTIONS — Background of the Transactions,” “THE TRANSACTIONS — Toreador’s Reasons for the Transactions and Recommendation of Toreador’s Board of Directors” and “THE TRANSACTIONS — Opinion of Toreador’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ RBC Capital Markets, LLC
RBC CAPITAL MARKETS, LLC